Exhibit 99.2

Power Integrations Inc.	POWI	Q1 2004 Earnings Call	Apr. 21, 2004
Company	Ticker	Event Type	Date

•	MANAGEMENT DISCUSSION SECTION

Operator: Good afternoon everyone and welcome to the Power Integrations first quarter 2004 earnings results conference call. Today’s call is being recorded. At this time, I would like to turn the conference over to the Chief Financial Officer, Mr. John Cobb. Mr. Cobb, please go ahead, sir.

John Cobb, Chief Financial Officer

Good afternoon. Thank you for joining us to discuss Power Integrations’ first quarter financial results. I am John Cobb, Chief Financial Officer of Power Integrations, and with me today is Balu Balakrishnan, President and Chief Executive Officer. Before we begin with an overview of the quarter, I would like to remind you that our discussion today will include forward-looking statements reflecting management’s current forecast of certain aspects of the company’s future business. Forward-looking statements are denoted by such phrases and words as will, believe, should, expect, outlook, anticipate, and similar expressions that look toward future events or performance. Forward-looking statements are based on current information that we have assessed, but which by its nature is dynamic and subject to rapid and even abrupt changes. We also make forward-looking statements in response to your questions. Our forward-looking statements are subject to risks and uncertainties, which may cause actual results to differ materially from those projected or implied in our statements. Risks and uncertainties affecting our business, which could cause actual results to differ materially are discussed in our most recent reports on Forms 10-K and 10-Q filed with the SEC. I will now turn the call over to Balu, who will take you through an overview of the business. Balu.

Balu Balakrishnan, President, Chief Executive Officer

Thank you, John, and good afternoon everyone. Today, we are pleased to report strong results for our first quarter of 2004. We achieved revenues of $34.2 million and earnings per share of $0.16, both at the high end of our guidance. We increased our cash and reduced our inventory. We also added three U.S. patents and one foreign patent. We are especially pleased with the rebound in the cell phone-related revenues. This rebound is consistent with our understanding of the fourth quarter operational issues at some of our largest cell phone OEMs that we discussed in the last conference call.

Let me move on to other highlights of the quarter. First quarter revenues increased 6%, sequentially. Year-over-year revenues increased 17%, while operating expenses increased only 1%, resulting in a 31% increase in net income. We continued to gain share in many market segments. Also during the quarter, we had a high level of design wins on TOPSwitch-GX and TinySwitch-II and had strong design activity on LinkSwitch and DPA-Switch. We also introduced two new products to an enthusiastic market. In addition, market trends continued to become more favorable. The proposal of significant new Energy Efficiency Guidelines and an improved competitive pricing environment are two of the most important trends from which we expect to benefit. I will discuss these in more detail later.

Now, on to the performance in each of our market segments during the first quarter. Revenues from our communications segment were up 24% from the fourth quarter. In the cell phone application, shipments related to Samsung and Motorola were up, at the high end of our expectations, while shipments to other customers were down consistent with normal seasonality. Revenues in the communications segment from applications other than cell phones also had strong growth. Revenues from our consumer segment were up slightly from the fourth quarter and up 47% year-over-over.

Power Integrations Inc.	POWI	Q1 2004 Earnings Call	Apr. 21, 2004
Company	Ticker	Event Type	Date

TinySwitch-II and TOPSwitch-GX continued to penetrate a wide range of consumer applications. Revenue growth was driven primarily by our success in set-top boxes, DVD players, and home appliances. Our growth in DVD players and home appliances continues to be driven mainly by the adoption of our energy-friendly chips to meet new global energy efficiency guidelines.

Revenues from our computer segment were down sequentially in line with the seasonal trends but up 10% year-over-year. We expect continued strength in the computer segment, primarily driven by further market penetration into LCD monitors and PC Standby.

Revenues from the industrial segment were up 12% sequentially and 43% year-over-year. We continue to see strength across the diverse set of industrial applications. Our expected revenue mix by market for 2004 is unchanged as follows: communications 34%, consumer 30%, computer 24%, industrial 8%, and other 4%.

Now let me turn to status of our products. TOPSwitch-GX and TinySwitch-II continue to experience strong design wins and design activity in all of our markets. Both product families introduced approximately three years ago were once again the main revenue growth drivers in the first quarter and continue to capture a growing share of the AC-to-DC power supply market.

TOPSwitch-GX, which addresses applications between 10 and 250 watts, had design wins in a wide range of applications including set-top boxes, LCD monitors, LCD TVs, DVD players, audio amplifiers and a number of industrial and consumer products.

TinySwitch-II, which addresses application between 2 and 20 watts, also achieved design wins in all four of our major market segments. Design wins included cell phone chargers, PC standby, TV standby, DVD players, digital cameras, home appliances and industrial applications. We anticipate the level of design wins for TinySwitch-2 and TOPSwitch-GX to remain strong over the several next several quarters, continuing to contribute significantly toward revenue growth in 2004 and beyond.

Turning to our most recently introduced products DPA-Switch and LinkSwitch. DPA-Switch, our first DC-to-DC product family designed for distributed power architectures in the 0 to 100 watt range, was introduced in June of 2002. In the first quarter, DPA-Switch obtained additional low volume design wins in the communications and consumer segments. DPA-Switch has ongoing design activity across all of our target DC-to-DC application areas, namely telecom, networking, digital phones, including Voice over IP, servers and industrial.

We are also pleased with the initial interest in, and design activity on, the recently introduced extension to the DPA-Switch family for Power over Ethernet applications. These applications include Voice over IP phones, wireless access points, and security systems. We started production shipments of DPA-Switch in the third quarter of 2003. As we have mentioned before, the DC-to-DC market is highly fragmented and is a relatively new market for us and so we expect DPA-Switch revenues to grow gradually over the next several years, similar to the ramp of TOPSwitch-GX.

LinkSwitch, which was introduced in September of 2002, is intended to help manufacturers replace bulky, inefficient linear transformers, also know as energy vampires, used in the 0 to 3 watt range.

We estimate this market to be more than one billion units per year. In the first quarter, LinkSwitch had design wins in the consumer, communications, and industrial market segments, including a high volume design win for a large Japanese cell phone OEM.

Ongoing LinkSwitch design activity includes several high volume opportunities and remains strong primarily in cell phones, cordless phones, home appliances, and industrial applications. In addition, LinkSwitch-TN, the newest member of the LinkSwitch family, had its first design win, which was in a vacuum cleaner for a large Japanese consumer products manufacturer. Over the last year copper

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Power Integrations Inc.	POWI	Q1 2004 Earnings Call	Apr. 21, 2004
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prices have nearly doubled, while iron prices have also risen considerably increasing the cost of linear transformers. We believe the combination of higher raw material costs and tighter efficiency guidelines spells trouble for the linear transformers and positions LinkSwitch for increased growth potential over the next several years.

Our forecast for revenue mix by product family in 2004 remains at: TinySwitch-I and II at 50%, TOPSwitch-FX and GX at 30%, TopSwitch-I and II at 12%, LinkSwitch and DPA-Switch combined at 8%.

Let me turn a moment to energy efficiency, which remains an important growth driver for the Company. We are proud to report that to-date Power Integrations’ EcoSmart technology has saved consumers worldwide over $500 million in energy cost. As we sell more EcoSmart devices, the rate of savings will accelerate, helping consumers save even more in the future. We are encouraged that the rest of the world is increasingly speaking our language on this critical issue. In the first quarter, the EPA proposed an Energy Star specification for external power supplies. The proposal includes establishing a limit on no-load consumption. For low power adapters, the limit is 300 milliwatts, which mirrors the European Union’s specification scheduled to take effect in January of 2005.

In addition, the EPA proposal requires a minimum efficiency during normal operation. The EPA’s final standard is expected to be issued within a few months. The European Union is also planning to add an operating efficiency requirement to all external power supplies beginning 2007. We believe these requirements, for all practical purposes, will rule out the use of linear transformer-based adapters.

The EPA is also working with many countries and the California Energy Commission to harmonize energy efficiency standard across much of the world. Australia, Canada, Taiwan, New Zealand and European Union, among others, already use many of the Energy Star standards in their respective energy efficiency programs. EPA is now working very closely with China and Brazil so that they too will adopt Energy Star specifications to harmonize standards going forward.

The EPA has made special note of its efforts to coordinate with China. According to its recent press release “EPA is closely coordinating its power supply efforts with China, a global exporter of power supplies.” We are, of course, encouraged by these developments.

In addition, Intel has recently collaborated with the Natural Resource Defense Council and EPA’s Energy Star to establish a new energy efficiency specification for power supplies used in desktop PCs. The specifications include the federal one Watt standby limit and operating efficiency requirements.

Intel’s public commitment to energy efficiency further propels the issue into the spotlight. While this announcement does not have an immediate direct impact on us, the broader awareness and increased pressure on industry reinforces the drive to make products more energy efficient.

Overall, the heightened level of activity worldwide underscores the fundamental shift that is occurring around the “greening” of power supplies. Our solutions, which meet all current and proposed energy efficiency guidelines, are uniquely positioned to benefit from these trends.

Let me now turn to the discrete pricing environment, which has improved over the last quarter. This is especially true with smaller electronic power supply manufacturers, who have seen discrete prices stabilizing and in some cases even moving up slightly. While high volume manufacturers have not yet seen the firming up of MOSFET and controller prices, they are no longer anticipating the declines seen in the last few years. In addition, the lead times on many of the discrete and integrated components that our ICs replace has stretched out to 12 to 24 weeks. The availability of these components is becoming a major concern for power supply manufacturers. As a result, our short product lead times and proven delivery performance are making our integrated solutions even more attractive to manufacturers.

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Power Integrations Inc.	POWI	Q1 2004 Earnings Call	Apr. 21, 2004
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Now on to our guidance. We look forward to continued profitable growth in the second quarter as we execute on our key strategies including diversification of our end markets and customers, further penetration of key target markets, continued focus on cost reduction and leadership in energy efficiency. As has become the norm, our high level of turns business once again has limited our visibility and made quarterly forecasting very difficult. Having said that, based on the information available, we estimate that the revenues in the second quarter will increase between 2 and 6%, sequentially.

As John will explain, we expect our gross margins to decline in the second quarter and then recover in the third and fourth quarters. Earnings in the second quarter are expected to be between $0.14 and $0.15 per share. Our revenue and earnings forecast for the year remains unchanged.

In summary, we are pleased with Power Integrations’ strong performance in the first quarter. Our diversification and market penetration strategies continued to be successful. We also remain focused on cost reduction. We expect the continued adoption of TOPSwitch-GX and TinySwitch-II across many markets to drive strong revenue growth this year, while the initial ramp of DPA-Switch and LinkSwitch paves the way for their growing contribution to our revenue.

Lastly, the increased costs of competitive solutions, tightening energy efficiency standards, and improving end-market demand are creating more favorable market conditions for our products. Given all these factors we feel great about the Company’s future and believe that we are on track to meet the 2004 financial goals. I will now turn the call over to John to review the financials. John.

John Cobb, Chief Financial Officer

Thank you, Balu. We are very pleased with our financial results in the first quarter. We achieved the high end of both our revenue and earnings guidance. We increased our cash, and reduced our inventory.

Now, on to the details. Net revenues for the first quarter were $34.2 million, an increase of 17% from the $29.1 million reported in the same period last year, and an increase of 6% from the $32.3 million reported in the fourth quarter. In the first quarter our 10% customers were Memec at 22%, Synnex at 15 % and Samsung at 13%. In the first quarter our gross margin was 48.9% of net revenues. This compares to 51.8% in the first quarter of 2003, and 49.6% in the fourth quarter, excluding the one-time benefit from the buildings purchase. The less than 1% sequential decline in the margin was due primarily to the impact of the stronger yen in 2003. In the first quarter, we significantly reduced our wafer purchases and our test operations in order to return our inventory turns to the target range of 3 to 4. As a result, our overhead absorption was significantly lower, which will have a negative impact on the gross margin in the second quarter. In addition, as expected, the further strengthening of the yen in late 2003 will also impact the second quarter gross margin, which we expect to be approximately 46%. However, due to ongoing costs reductions, we expect the gross margin to recover in the third and fourth quarters. Our gross margin expectation of 47% to 49% for all of 2004 remains unchanged.

Operating expenses in the first quarter were $9.8 million compared to $9.8 million in the same period last year, and $9.3 million in the fourth quarter. Overall, operating expenses as a percentage of revenues declined to 28.8% in the first quarter from 33.5% in the same period, last year. Demonstrating the operating expenses leverage in our financial model, our revenue increased 17% year-over-year, while operating expenses increased less than 1%.

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Power Integrations Inc.	POWI	Q1 2004 Earnings Call	Apr. 21, 2004
Company	Ticker	Event Type	Date

Income from operations in the first quarter was $6.8 million or 20% of net revenue. This compares to $5.3 million or 18.3% in the same period last year and $6.3 million or 19.5% in the fourth quarter, excluding the one-time benefit from the buildings purchase. Over the last few years, we have consistently improved our operating margin. In the second quarter, we expect our operating margin to decline. However, we expect it to recover in the third and fourth quarters and to continue to improve over the long term.

Net income for the first quarter was $5.1 million or 15% of net revenues, compared to $3.9 million or 13.4% in the same period last year and $5.3 million or 16.3% of last quarter. Earnings per share for the first quarter of 2004, on a diluted basis, were $0.16 per share on approximately 32.8 million shares outstanding. This compares to $0.13 per share in the first quarter of 2003 and $0.16 per share last quarter.

Moving to the balance sheet.

Cash and investments at the end of the first quarter were $123.5 million, an increase of $8.1 million from the prior quarter. During the first quarter, we generated $5 million of cash from operations.

Net accounts receivables were $13.3 million at the end of the first quarter, up from $10.3 million in the fourth quarter. Day sales outstanding on net receivables at the end of the quarter were 35 days compared to 29 days the preceding quarter.

Net inventory at the end of the first quarter was $21.3 million, a decrease of $1.8 million from the $23.1 million in the fourth quarter. The inventory turns in the first quarter increased to 3.3 from 2.8 in the fourth quarter. As I mentioned earlier, we reduced wafer purchases and test operations in the first quarter in order to return our inventory to our target range of 3 to 4 turns. In the second quarter, we expect our inventory turns to remain in our target range.

Our financial outlook for 2004 and the second quarter is as follows: Our guidance for 2004 remains unchanged. We expect revenues to be in a range $150 million to $160 million.

Gross margin is expected to be in the range of 47% to 49%. Earnings per share are expected to be in the range of $0.70 to $0.80. We expect revenues in the second quarter to increase between 2% and 6%, sequentially. Gross margin is expected to be approximately 46% in the second quarter. Earnings per share in the second quarter are expected to be between $0.14 and $0.15 per share.

That concludes our prepared remarks.

Before we ask for questions, we would like to remind you that we plan to present at the following conferences: the JP Morgan Chase conference in San Francisco on May 3rd, the Piper Jaffray Technology conference in New York on May 19th, the Smith Barney Citigroup Semiconductor conference in Monterey on June 2nd, the CIBC World Markets conference in New York on June 7th, the Bear Stearns Technology conference in New York on June 14th, and the Sidoti and Company conference in Boston on June 28th. Operator, can you please open the lines for questions.

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Power Integrations Inc.	POWI	Q1 2004 Earnings Call	Apr. 21, 2004
Company	Ticker	Event Type	Date

•	QUESTION AND ANSWER SECTION

Operator: Thank you, gentlemen, our question and answer will be conducted electronically. If you would like to ask a question please firmly press the “star” key followed by the digit “1” on your touchtone telephone. We will come to you in the order that you signal and if you find that your question has been asked and answered before you could ask it and you would like to remove yourself from the question roster, please firmly press the “star” key and followed by the digit “2”. Also, if you are on a speakerphone, please make sure that your mute button is disengaged so that your signal can reach our equipment. Again if you would like to ask a question please firmly press the “star” key followed by the digit “1”, and we’ll pause for just a moment to assemble the question roster.

And for our first question we go to Tore Svanberg with Piper Jaffray.

<Q – Jeremy Kwan>: Good afternoon, this is actually Jeremy Kwan calling for Tore. Balu, regarding your new Power-over-Ethernet product, can you talk about some of the key features versus your competitors?

<A – Balu Balakrishnan>: Absolutely. We bring the same kinds of advantages we bring to the AC-to-DC market, which is a high level of integration. The number of components with our solution is significantly smaller compared to other competitors that offer just the controller without the MOSFET. We include the high-voltage MOSFET in our product. So, in addition to the high-voltage MOSFET, we have a number of features that reduce external component count. The net result is the solution that we provide is lower cost, significantly lower cost, at the system level, and it takes much less board space, which is also critical in this application.

<Q – Jeremy Kwan>: Great, and I guess you mentioned previously that your expectations for unit volumes for DPA-Switch was generally smaller and at a slower ramp, so does this Power-over-Ethernet products, could that change the equation of that here.

<A – Balu Balakrishnan>: Yeah, I think this could add a higher growth potential to the DPA. And, as any of our new products, it takes nine months to a year before we see any revenues, but it could impact the growth rate in 2005.

<Q – Jeremy Kwan>: Great, and regarding your lead times for your foundry partners, has that changed at all, will you continue to be able to continue to support your short lead times to your own customers?

<A – Balu Balakrishnan>: No, it has not changed. Most of our products are less than or equal to four weeks.

<Q – Jeremy Kwan>: Okay, and lastly, John, if you could help us quantify for us again the effect of strong Yen on the gross margins.

Previously you mentioned that some of this was captured, it was shared equally?

<A – John Cobb>: Right, as I mentioned, the main reason for the decline in the gross margin from Q4 to Q1 was the impact of the Yen. The decline from Q1 to Q2 is, about 2 points of the decline is related to the lower absorption that I mentioned from adjusting our inventory and then one third of the decline would be from the impact of the Yen.

<Q – Jeremy Kwan>: Great, thank you very much.

<A – John Cobb>: Okay.

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Power Integrations Inc.	POWI	Q1 2004 Earnings Call	Apr. 21, 2004
Company	Ticker	Event Type	Date

Operator: For our next question, we will go to Vernon P. Essi, with Janney Montgomery Scott, LLC.

<Q – Vernon P. Essi>: Thank you. John, wondering if you could give us any color on unit volumes in the quarter?

<A – John Cobb>: Our ASP for the quarter was $0.49. So, the volumes were around 70 million.

<Q – Vernon P. Essi>: Okay. And what was the split between distributor and OEM?

<A – John Cobb>: The distributor was 56% and OEM was 44%.

<Q – Vernon P. Essi>: Okay, and your depreciation for the quarter?

<A – John Cobb>: Depreciation for the quarter was 1.7 million.

<Q – Vernon P. Essi>: And, just sort of a larger picture question, I mean, I believe you have addressed this but how is the competitive environment shaping up? And obviously the discrete side of life is making things probably very easy on the design side. The window is, I’m sure, pretty open for people to come in right now. But, is that also inviting more competition from other folks, and how do you see that shaping out as the year rolls on? Thank you.

<A – Balu Balakrishnan>: When you say the other folks here, are you referring to the integrated competitors?

<Q – Vernon P. Essi>: The other folks meaning, sort of just, you know, switching from a linear solution, linear transformer solution or a discrete solution to one that’s more integrated such as yourself. I’m talking about the competition from just the integrated folks, like Infineon and FCS have a couple of solutions in there?

<A – Balu Balakrishnan>: There is no change in the competitive environment as far as the integrated solutions go. In the second and third tier customers, they have actually seen some increase in some of the integrated competitors’ pricing. And we have seen discrete pricing either be flat or increased at the second and third tier customers, especially in MOSFETs, certain types of MOSFETs have gone up 10% to 15% for second and third tier customers.

<Q – Vernon P. Essi>: Okay, so you see, just to be clear on this, the integrated folks are actually trying to push price increases right now?

<A – Balu Balakrishnan>: Some of them are, not all of them. Some of them have increased prices at the second and third tier customers.

<Q – Vernon P. Essi>: Okay, all right, great, thank you very much.

<A – Balu Balakrishnan>: You are welcome.

Operator: For our next question, we go to Shawn Slayton with Ferris Baker Watts.

<Q – Shawn A. Slayton>: Hi John. Hi Balu.

<A>: Hi Shawn.

<Q – Shawn A. Slayton>: John, so if I understand this correctly, the gross margin guidance for the current quarter, I mean it’s entirely, it’s exogenous, is let’s call it fairly exogenous, the sequential declines, it’s not an ASP erosion issue or other coupled with some of the other items you mentioned?

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Power Integrations Inc.	POWI	Q1 2004 Earnings Call	Apr. 21, 2004
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<A – John Cobb>: No, as I mentioned a couple calls ago, or questions ago, about one point of it is the yen but two points of it, or the majority of it is really an adjustment of our inventory. We dramatically reduced our wafer purchases and our test volumes in first quarter, really as a result of our revenue shortfall in the fourth quarter and as a result we had lower absorption so higher cost per unit. Now we have corrected our inventory, but that higher cost flowed through in second quarter. But as we said, while we expect the one-time negative impact in the second quarter, we do expect the gross margin to rebound in the third and fourth quarters.

<Q – Shawn A. Slayton>: Okay, I understood. Balu, are you guys getting design wins right now in anticipation of the new European power efficiency standards?

<A –Balu Balakrishnan>: Absolutely. That has been happening for a while now. Some people are more proactive and they have done it much earlier than others, but we certainly see a significant interest in meeting the European standard, which it looks like is going to be harmonized also with Energy Star, which is now being adopted by many different countries. So it’s going to become a worldwide requirement over time.

<Q – Shawn A. Slayton>: Okay, and so I guess from your commentary you seem more optimistic relative to past quarters regarding the overall competitive landscape relative to the discreets. Am I interpreting that correctly?

<A – Balu Balakrishnan>: Well, we, even in the beginning of this year, you know, in the last conference call, we indicated that we are seeing the environment, you know, improving overall, both in terms of competitive pricing environment and also energy efficiency and what we are seeing is that is happening and it has happened and it is continuing to happen. So we are very optimistic about the future, future as going forward. In fact, our yearly forecast included some of this already. But the bigger impact will be long-term, because all of these standards don’t immediately change anything overnight. But what happens is, you know, over the next year or two or three years, it’ll have a very significant impact on our ability to grow in this marketplace.

<Q – Shawn A. Slayton>: Okay. I’ll yield the floor for now. Thanks.

<A – Balu Balakrishnan>: You’re welcome.

Operator: For our next question, we go to Gus Richard with First Albany Capital.

<Q – Gus Richard>: Good afternoon guys.

<A>: Hi, Gus.

<Q – Gus Richard>: Can you talk a little bit about the competitive environment? There’s been some talk of your competitors aggressively pricing product at high-volume customers in order to gain market share and if you could just touch on, sort of where you see on the electronic chargers your cost versus the other integrated guys where people are doing, you know, multi-chip modules, or what have you, and sort of where you see your cost delta?

<A – Balu Balakrishnan>: Yes, we had mentioned that two of our competitors specifically of the five have been very aggressive in pricing. I would say the second half of last year, but, you know, we have been very proactive in making sure that we are competitive with our existing products and our new products in terms of pricing and we believe we are very competitive compared to their solutions. And as far as the pricing environment itself, at the largest volume customers, Tier-I customers, the pricing of our competitors’ solutions has not changed. Meaning they weren’t very aggressive last year and that they have remained there. In the Tier-II and Tier-III customers we’ve seen price increases in the integrated solutions offered by our competitors.

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Power Integrations Inc.	POWI	Q1 2004 Earnings Call	Apr. 21, 2004
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<Q – Gus Richard>: You know, in days gone by you have had significant die size advantage relative to the other integrateds. Can you speak to that, is that still the case? Has that relative die size gain that’s been going on for years still intact or has that changed?

<A – Balu Balakrishnan>: Well, we’ve continued to make improvements in our die sizes. In fact, you know, we alluded to improving gross margin in Q3 and Q4. And that’s as a result of several things, one is that we have significantly reduced our silicon die size through design and technology improvements. And on top of that we have negotiated lower silicon prices, effective January of this year, which will impact the Q3 gross margin, because, you know, when we order wafers the price is fixed at that point and we don’t actually get the wafers for another two or two and half months. And then it has to flow through our inventory. So the January cost reductions will be actually reflected in Q3. So, that’s the other area and on top of all that we are continuing to increase the amount of testing that is done overseas every quarter. We continue to shift more and more testing overseas that was also a part of this cost reduction. So, the combination of all these will give us a significant improvement in gross margin in Q3 and Q4 of this year.

<A – John Cobb>: Gus, back to your original question. Some of the competitors who have made comments about reducing their die size and you can judge whether they have or not, but we continue to reduce our die size also and continue to have an advantage over our competitors in that area.

<Q – Gus Richard>: Okay and then just to be real clear. Have you seen your competitors, integrated competitors, make any material gains in market share at your top accounts?

<A – Balu Balakrishnan>: No.

<Q – Gus Richard>: Okay. That was pretty clear. I’ll yield the floor. Thank you.

<A – Balu Balakrishnan>: Okay.

Operator: For our next question, we go to J. Steven Smigie with Raymond James.

<Q – J. Steven Smigie>: Great, thank you very much. My first question is regards to, I guess what happened with your revenue in 2002 where you saw a pull forward of revenue that’s typically strong in the third quarter into the second quarter. I was wondering, if you could remind us, what that second quarter started to look like and if you saw that early enough in the quarter to protect that, situation now, or is it just too early to check out those sorts things?

<A – John Cobb>: I think it was that quarter that, if I remember correctly, the guidance that we gave for that quarter was 4% to 8% up and we actually were up sequentially 15%. At the time that we gave the guidance, which would have been April 20th, we did not have insight into that. The demand was very strong in late April, and then early in May, and then it tailed off quite a bit in June. What caused that was for some reason some of the suppliers and some of the competitors, who were supplying products, panicked and extended lead-times and made comments about allocations. And so it pulled in some of the demand from Q3 to Q2, that, in our view, is somewhat of an anomaly, and we wouldn’t expect that to happen again.

<Q – J. Steven Smigie>: Okay. Obviously so, pretty strong units out of Motorola this quarter, I think surprised a number of people? and very strong out of Samsung, do you expect to see those sort of continue going forward for you in terms of units they have they have given you, sort of indications there in terms of the forecasts or do you expect it to tail off again in the second quarter?

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Power Integrations Inc.	POWI	Q1 2004 Earnings Call	Apr. 21, 2004
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<A – John Cobb>: I think it’s safe to say we expect our cell phone revenue to be in the same range as our overall revenue of 2% to 6%, but we don’t expect it to go down, and we, at this point, we don’t expect it to be significantly stronger than the overall business.

<Q – J. Steven Smigie>: Okay, and I guess Motorola had specifically mentioned that despite their strength they had still seen a delay in getting cameras for the handsets? That’s my general impression that that’s an arena that you guys are particularly focused on. So, assuming that they roll those out into the second and third quarters, would you have the potential maybe for some upside if they get this product really?

<A – John Cobb>: Well, we always, or at least historically, have had very strong sequential growth from Q2 to Q3. And Motorola, as one of our customers, if they have a good quarter and it flows through their inventory, then we would expect to see an increase similar to what they would increase. It may not be in the exact same quarter, but at some point we would see it.

<Q – J. Steven Smigie>: And my last question is just on the energy standard that you mentioned that the EPA is working on. What was the timing of that?

<A – Balu Balakrishnan>: They are talking about the next few months. I believe their goal is to have it done by about the August timeframe.

<Q – J. Steven Smigie>: Okay.

<A – Balu Balakrishnan>: But, date is always a variable.

<Q – J. Steven Smigie>: And so, when would that impact, sort of, when the linear transformers would be on their out?

<A – Balu Balakrishnan>: Well, the way it works is the standard will become effective at that time. And to the extent your product meets the standard, you are allowed to put the Energy Star Label on it. There is no time requirement on conforming the standard. It is just a question of a marketing force that would compel you to design your product to meet that standard so that you can put that label on it. If this is a voluntary standard then the manufacturers agree to meet with the Energy Star agency or the EPA. And generally, what has happened in the past is that they do meet it in a large portion of their product. They don’t meet them on 100% of the products, but it is not uncommon for them to meet it on 50% to 70% of their products so that they can put that Energy Star label on it.

<Q – J. Steven Smigie>: Great. Thanks very much.

<A – Balu Balakrishnan>: You are welcome.

Operator: We move next to Lee Zeltser with Needham & Company.

<Q – Lee Zeltser>: Hi, guys, a couple of questions. First, if you can talk a little bit about the linearity of orders in the quarter, month to month.

<A – John Cobb>: It was slightly stronger towards the back-end, but I wouldn’t say dramatically stronger. It was fairly linear, with maybe a little up-tick towards the end.

<Q – Lee Zeltser>: Okay, and then just a follow-up on a previous question. You know, the guidance you gave of 2% to 6%, sequentially, in Q2. Can you give us a sense of how the vertical market strength breaks down? Are they all in line with that growth rate or is one much stronger than the other in Q2.

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Power Integrations Inc.	POWI	Q1 2004 Earnings Call	Apr. 21, 2004
Company	Ticker	Event Type	Date

<A – John Cobb>: I think at this point our expectation is that the end market will be pretty consistent with that. There isn’t one that we would expect to go down. And, at this point it’s hard to say that one would necessarily be stronger than another.

<Q – Lee Zeltser>: Okay, and then, you know, with regard to your pricing strategy you mentioned you would be aggressive on pricing, you know, how long does that last? Have we seen most of the discounting done at this point or is it going to be done mostly in the second quarter or are you are going to be pretty much be continuing to be aggressive the balance of the year?

<A – Balu Balakrishnan>: There are two separate issues. One is, as far as the pricing environment goes, as I said, it is improving. So, we’ll going to have less pressure to reduce our prices generally across the board. However, whenever there is an opportunity with a specific customer and situation where we think we can dramatically improve the volume by giving them an incentive in terms of pricing, such that we actually end up getting more profit dollars, we would always do that, because we would much rather get a larger EPS and a larger top line growth whenever possible. But we won’t reduce it, you know, that’s different from reducing it because of competitive pressures.

<Q – Lee Zeltser>: Understood, I understand your being, you know, somewhat kind of driving this on your own but would you say that there is much more room to go in terms of further cutting prices or ?

<A – Balu Balakrishnan>: It really is how the math works, if we can, if we reduce the prices, and the increase in volume does not give you total profit dollars more than what you would have had otherwise we wouldn’t do it. We will only do it if we can grow our EPS and revenue faster by doing that. In many cases it doesn’t work, so we don’t do it. We only do it when there is a situation where we think that we can gain revenue growth and EPS growth.

<Q – Lee Zeltser>: Okay, and with regards to margins, is Q2 probably the bottom quarter on gross margins in calendar year 2004.

<A – John Cobb>: At this time, we would say yeah. As Balu mentioned, we expect our volumes to be up this quarter and in Q3 and 4, which will drive our costs lower plus we’ve negotiated lower wafer prices plus, as Balu alluded to, we made some design and technology changes to reduce our die size. And, as we’ve discussed before, we will continue to move a higher portion of our final test offshore. We are going to drive our costs down and our margins up but we are going to have this dip in the second quarter.

<Q – Lee Zeltser>: Okay, fair enough. Thanks very much guys.

<A – John Cobb>: Welcome.

Operator: For our next question, we go to Sumit Dhanda with Banc of America Securities.

<Q – Eric Bennadio>: Hi guys. This is Eric Bennadio for Sumit. Going back to your wafer price negotiation, have you negotiated the pricing with both of your foundry partners?

<A – John Cobb>: That’s correct.

<Q – Eric Bennadio>: Okay. And with respect to the agreement, are you guys still sharing the foreign exchange fluctuation impacts or .... ?

<A – John Cobb>: Yes.

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Power Integrations Inc.	POWI	Q1 2004 Earnings Call	Apr. 21, 2004
Company	Ticker	Event Type	Date

<Q – Eric Bennadio>: If that’s the case, how is it that you don’t expect any gross margin improvements, you know, to be higher relative to your higher expectations for the full year?

<A – John Cobb>: I don’t understand your question.

<Q – Eric Bennadio>: Your prior full year guidance for 2004 is for 47% to 49%. How come you don’t expect upside to that?

<A – John Cobb>: Why would we expect upside?

<Q – Eric Bennadio>: Well, you basically negotiated pricing for all this, for your wafers and you expect better units to improve in the third and fourth quarter.

<A – John Cobb>: That’s pricing on the wafers we renegotiated back in the December-January timeframe. So that’s, we purchased the wafers but there is a lead-time until when we receive the wafers and then it flows through the P&L about two quarters later. So the actual changing and renegotiation of the pricing occurred in December and January. So we were aware of it when we gave the guidance at the start of the year.

<Q – Eric Bennadio>: It’s just the impact of it won’t flow through until beginning in the third quarter.

<A – Balu Balakrishnan>: Just to clarify all of the things that we know now, we knew at that time in terms of our cost and gross margin. So there is really no change in what we knew about our costs as of January.

<Q – Eric Bennadio>: Can you talk a little bit about the cell phone market dynamics that you have seen in first quarter?

<A – Balu Balakrishnan>: Yeah, we mentioned that we had a significant rebound as we expected from the higher volume OEMs. So it was at the high end of our expectations. If you remember, we had said 0 to 6% and we had also said that the reason we have such a wide range is because we don’t know how well these guys are going to rebound. And they came at the high end of our expectation.

<Q – Eric Bennadio>: And finally, just with accounts receivable, receivable days went up quite a bit sequentially. Can you just talk a little bit about that?

<A – John Cobb>: Our data percentage declined to lower than mid 30s. In December that was lower than what we typically have, because the quarter was so front-end loaded as we mentioned last quarter, where we really saw this shortfall on revenue was in December. So the revenue in that quarter was front end loaded, which drives your DSOs down. So what we saw in the March quarter is more of a typical number.

<Q – Eric Bennadio>: Thanks very much.

<A – Balu Balakrishnan>: You are welcome.

Operator: We go next to Andrew Huang with American Technology Research.

<Q – Andrew Huang>: Hi, guys. Two quick questions.

<A>: Hi, Andrew.

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Power Integrations Inc.	POWI	Q1 2004 Earnings Call	Apr. 21, 2004
Company	Ticker	Event Type	Date

<Q – Andrew Huang>: First, can you give us some sense of where Motorola came in the percentage of sales for the March quarter and for the December quarters? So what percent was Motorola of the total sales?

<A – John Cobb>: Well, first of all we don’t ship to Motorola directly, we ship to two companies PhiHong and Solone and overall, they represented about 6% of our revenue in each quarter, 6% to 7% in each quarter. They were up from Q4 to Q1.

<Q – Andrew Huang>: Okay, and then maybe you could comment a little bit about the cordless phone initiative that I think we have been talking about for the past few quarters, what kind of status is there?

<A – Balu Balakrishnan>: Yeah the EPA has been negotiating with the manufacturers and their current thinking is that they would move the date to the first of the next year, January 1st of next year, even though it’s not finalized yet, that’s their top priority right now, and it’s most likely that it will happen starting January of next year. However, what we are seeing is that there is a renewed interest from the cordless phone manufacturers in using LinkSwitch. So we are working with a number of them. If you remember, we started doing that beginning of last year and then somewhere around third quarter they decided that they were not going to implement it last year. But the same people have come back now and they are again serious about using LinkSwitch. So there is a good possibility that we could get a number of cordless design wins, you know, later in the year.

<Q – Andrew Huang>: Okay, great. And then the last question, given that I guess in the March quarter you just reported $0.16 and at the high ended guidance for the June quarter you got $0.15, that kind of implies that if we were to get to $0.80 for the full year, we’ve got $0.49 for two quarters. So, my question is what kind of, assuming that you do hit the high end of expectations, what kind of number are you expecting for the third quarter maybe it could pan out to be something like $0.28 and then $0.21 or maybe $0.25 and $0.24 for the third and fourth quarters?

<A – John Cobb>: Yeah, at this point we can’t give guidance for, specifically, for Q3 and Q4, but you can do the math that you’ve just done. We said 70, 80 for the year, did 16 and 14 to 15. Typically, in the last couple of years except for last year we have some revenue growth let’s say low single digits from Q3 to Q4 and as we also discussed we expect the margin to improve in Q3 and most likely at this point expect to see some further improvement in Q4. So, obviously at this point, we would expect Q4 to be our strongest quarter of the year.

<Q – Andrew Huang>: Okay, and then, lastly, maybe, you could kind of give us a feel for, you know, what kinds of things have you factored in or what would you need to kind of happen to get to the high end of the guidance that you provided?

<A>: Well, the revenue in terms of what happens in the end market, overall end market, if the end markets are strong, then that will help us. We have a lot of ongoing design activity. We won designs this last quarter. We have a lot of designs in process. If we are successful in winning those designs. As we mentioned, a lot of the designs wrap up in the third quarter, because the new power supplies will go into new products that we are ramping for the Christmas season. So, if we are successful with the design wins, the rest of this quarter and even in the early Q3, then that would get us to the upside on the revenue. Then, on the margin, we have already, as we mentioned, have a lot of things in place that are going to take the margin up, but obviously we will continue to work to reduce our costs and get our margins up.

<Q – Andrew Huang>: Okay, thank you.

<A – John Cobb>: You’re welcome.

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Power Integrations Inc.	POWI	Q1 2004 Earnings Call	Apr. 21, 2004
Company	Ticker	Event Type	Date

Operator: We go next to Rob Adams with Adams, Harkness & Hill.

<Q – Rob Adams>: Thanks, guys. Can you update us on your relationship with ZMD and what the timetable is there please?

<A – Balu Balakrishnan>: Sure, we are in the process of qualifying our high-voltage technology at ZMD and we are making good progress. Our timetable is to have the fab qualified by the end of the year and start production in the beginning of next year.

<Q – Rob Adams>: And in terms of that contract, is that a dollar denominated contract or is it similar to your current ones?

<A – Balu Balakrishnan>: Right, it is dollar denominated.

<Q – Rob Adams>: Excellent and John, did you give OPEX guidance? Did I miss that?

<A – John Cobb>: I didn’t, but I would expect the operating expenses to be somewhere between 10.1 to 10.3 million.

<Q – Rob Adams>: Excellent, thanks much.

Operator: For our next question, we go to Todd Cooper with Stephens Inc.

<Q – Todd Cooper>: Balu, I’m curious, other than being all around good guys, what leverage did you have to negotiate lower wafer prices?

<A – Balu Balakrishnan>: Good question. Well, I think I mentioned this a couple quarters ago, that, you know, one of the reasons being we brought in ZMD was to get some additional competition, if you will, in terms of wafer pricing. And so, we were able to use that to put together a timetable for cost reductions over time that will get all three of our vendors in line by the time the ZMD comes along. But it’s a good question. Does that make sense?

<Q – Todd Cooper>: Yes, it does, and I guess the way this works is that the wafer costs you were experiencing before you negotiated it down, that had the impact of negatively impacted the gross margin in the first quarter as well.

<A – John Cobb>: That’s correct?

<A – Balu Balakrishnan>: That’s true.

<Q – Todd Cooper>: Okay.

<A – Balu Balakrishnan>: Because the price reductions didn’t take effect until January, which means that the benefit of that we will see only in Q3.

<Q – Todd Cooper>: Can you give us an idea of how much of a reduction in cost you’ve been able to negotiate?

<A – Balu Balakrishnan>: No, I would rather not make that public because it is very sensitive to our vendors.

<Q – Todd Cooper>: I understand. Okay. Then let me move on to the order trends at Samsung. Have you got anymore, do you understand why they took inventory down as low as they did in the December quarter?

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Power Integrations Inc.	POWI	Q1 2004 Earnings Call	Apr. 21, 2004
Company	Ticker	Event Type	Date

<A – John Cobb>: We don’t have a 100% information, but I think as we discussed before when they said they took their inventory down based on the way they described it, it appeared with they were referring to was the inventory in their sales channels. So not their own inventory, but in all their sales channels. And they indicated on their conference call that it was done in a manner more or less to push revenue from Q4 into Q1 and so they took down the inventory, so that they could show more revenue in Q1, since they had already met their numbers in Q4.

<Q – Todd Cooper>: And then in the March ending quarter, they ordered more than you think their sell through was. Do you think they are building inventory back?

<A – John Cobb>: Based upon what they said publicly in terms of what they shipped and based on what we shipped to them, it appears it’s fairly well aligned.

<Q – Todd Cooper>: Okay, thank you very much.

<A – John Cobb>: Thank you.

Operator: For our next question, we go to Jonathan Lopez with Minot Capitals.

<Q – Jonathan Lopez>: Hi, thanks, just a few clarifications. The first just so I understand the margin progression past the second quarter you detailed the numbers of positives offset by two negatives. Is there a reason that the margin wouldn’t return to the Q1 level in Q3 once you work through the wafer digestion?

<A – John Cobb>: It’s difficult to say if it would get to that level, but clearly, I think by the fourth quarter, it could get to that level.

<Q – Jonathan Lopez>: Okay, great.

<A – John Cobb>: It’ll depend upon how fast it flows through, but by the fourth quarter, I would definitely expect to be at the Q1 level.

<Q – Jonathan Lopez>: Okay, great. And then the second clarification was, you reference to that cordless phone initiative, the potential for that impact to the second half. Is that embedded in the guidance that have given or was that the upside if that timing does stick this time?

<A – Balu Balakrishnan>: Well, I said that we would get design wins on the second half. That doesn’t actually mean any revenues in the second half. It will impact us next year.

<Q – Jonathan Lopez>: Okay, great. Thanks very much.

<A>: You are welcome.

Operator: And, as reminder, ladies and gentlemen, if you would like to ask a question, please firmly press the “star” key followed by the digit “1”. For our next question, we go to Clark Fuhs, with Fulcrum Global Partners.

<Q – Clark Fuhs>: Thanks, on LinkSwitch, that’s supposed to open up a kind of more of the mid-range rather than the high-end of the cell phone charger business for you. About how much, I mean, with your current products before LinkSwitch were at about, addressed about 40% of the cell phone market. About how much more do you think LinkSwitch opens up?

<A – Balu Balakrishnan>: Well the LinkSwitch opens up the rest of the market. This is not just a medium it’s all way down to the low-end of the cell phone.

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Power Integrations Inc.	POWI	Q1 2004 Earnings Call	Apr. 21, 2004
Company	Ticker	Event Type	Date

<Q – Clark Fuhs>: And were there any high volume starts that occurred during Q1, was that ramping at high volume?

<A – Balu Balakrishnan>: Yes.

<Q – Clark Fuhs>: And in that mid-range area, mid to low-end area?

<A – Balu Balakrishnan>: Well, we generally classify as low-end and the high-end. The high-end being addressed by TinySwitch-II and the low-end being addressed by LinkSwitch. And we have two high volume design wins before the first quarter which we are shipping at, actually significantly volumes to those two customers and both are European customers. And this quarter, we got another high volume design win with the Japanese cell phone OEM and we will start shipping that either this month or next month in full volume.

<Q – Clark Fuhs>: Great, and then kind of a small housekeeping. What was the turns for this quarter and what do you expect it to be for next quarter?

<A – John Cobb>: The turns for this quarter were within the low 70s, and with this quarter being Q1, and then for Q2 we expect it to be in high 60s, so a bit improved from where it has been.

<Q – Clark Fuhs>: Great, thanks.

<A>: Thank you.

Operator: And with a follow-up question, we will return to Shawn A. Slayton with Ferris Baker Watts.

<Q – Shawn A. Slayton>: Hi, Balu, just a quick question on inventory, you said, is it accurate to say you feel comfortable with the level of the inventory that’s out there at your customers are right now?

<Q – Balu Balakrishnan>: Yes.

<A – Shawn A. Slayton>: Okay, thanks.

Operator: And also with a follow-up question, we will return to J. Steven Smigie with Raymond James.

<Q – J. Steven Smigie>: Great, thank you, actually just a follow-up on that previous question. In terms of the inventory at the distributors, do you have any sense of whether your sales into that channel are greater than their sales out or, you know, that relationship, and then do you sense that there is any need for them to build additional inventory in the channel of your parts. I’ve heard, you know, from your discrete competitors that maybe they’re a week or so low in terms of inventory. I wondering if you were facing that condition too, Thanks?

<Q – Balu Balakrishnan>: We exited the quarter with about three and half weeks of inventory in our distributors, and just to remind you we recognize revenue on sell through, not sell in. At the end of December, it was about three weeks, so a slight increase, but still at very moderate levels.

<Q – J. Steven Smigie>: Okay, and any sense of whether what you are shipping to the distributors is equal to or very less than what they are shipping out to their customers?

<A – John Cobb>: Well, as I mentioned, we started with three weeks and we ended up with three and half weeks so, it is pretty much what we were shipping them, they were shipping to their customers. Since they carry such a small amount inventory, it’s more or less what we ship them, they ship out and no adjusted, even when it goes up at the quarter end, sometimes it is just because they are going to ship it the next day. They generally keep the inventory pretty lean.

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Power Integrations Inc.	POWI	Q1 2004 Earnings Call	Apr. 21, 2004
Company	Ticker	Event Type	Date

<Q – J. Steven Smigie>: Great. Thank you very much.

Operator: And ladies and gentlemen, we have no further questions on our roster at this time. Therefore, Mr. Balakrishnan, I’ll turn the conference back over to you for any closing remarks.

Balu Balakrishnan, President, Chief Executive Officer

Thank you for joining us today and we look forward to seeing some of you at the upcoming conferences. Thank you.

Operator: And ladies and gentlemen, this does conclude today’s Power Integrations first quarter 2004 results conference call. We do appreciate your participation and you may disconnect at this time.

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